August 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: The Digital Development Group Corp.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated July 31, 2012 of The Digital Development Group Corp. and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.